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                                                                    EXHIBIT 99.1

PENTAMEDIA BREACHES AGREEMENT WITH FILM ROMAN

North Hollywood, CA * April, 16, 2001 * Film Roman, Inc. (OTCBB: ROMN) in a filing today with the Securities and Exchange Commission stated that it had formally notified Pentamedia Graphics, Ltd. that Pentamedia was in material breach of the Stock Purchase Agreement signed January 31, 2001, under the terms of which Pentamedia was to purchase 60% of newly issued common stock of Film Roman for $15,000,000. Film Roman, at Pentamedia's request, had extended the payment date from the original date of March 26, 2001, until April 13, 2001. Pentamedia failed to make such payment.

Film Roman Chief Executive Officer John Hyde stated, "Pentamedia Graphics informed Film Roman in early March that it was considering alternatives to restructure the fixed payment under the Stock Purchase Agreement, apparently due to the drastic fall in Pentamedia's share price and the cancellation on March 5, 2001, by Lazard of Pentamedia's $35,000,000 offering of Global Depositary Receipts. In an attempt to restructure the deal, Pentamedia made a series of proposals lowering the initial cash to be paid and extending the remainder of the cash payments into the future. Finally, Pentamedia indicated that it could not pay any cash and proposed to change the all-cash payment to a payment consisting entirely of Global Depositary Receipts of Pentamedia, which trade on the Luxembourg Exchange, with no guaranteed floor on the market value of the GDRs. The Film Roman Board of Directors rejected this offer as not in the best interests of its shareholders."

Hyde continued, "Having just completed two of the best quarters since going public and having no debt and just under $3,000,000 in cash, there is no need to accept a highly volatile security in return for our shares. The funds from Pentamedia were primarily for future expansion and are not needed for day-to-day operations."

In the filing today (4/16/01), Film Roman stated that it will pursue all legal remedies available to it under the executed Agreement. Under the terms of the existing Agreement, Pentamedia has 15 days to cure the breach before Film Roman can terminate the Agreement and initiate arbitration proceedings.


This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based largely on Film Roman's current expectations and are subject to a number of risks and uncertainties including, but not limited to, risks that programming may not be sold, and if sold, may not be successful, and other risks described in Film Roman Inc.'s Annual Report on Form 10K for the year ended December 31, 2000 and other SEC reports and filings. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events, otherwise.

Press Contacts:

Alan Amman/ Tracy Mlakar
mPRm Public Relations
323-933-3399
aamman@mprm.com/ tmlakar@mprm.com